UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 18, 2011

WEST COAST BANCORP
(Exact name of registrant as specified in charter)

Oregon
(State or other jurisdiction of incorporation)

0-10997
(SEC File Number)

93-0810577
(IRS Employer Identification No.)

5335 Meadows Road, Suite 201 Lake Oswego, Oregon (Address of principal executive offices)	97035 (Zip Code)

Registrant’s telephone number, including area code:

(503) 684-0884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 18, 2011, West Coast Bancorp (the "Company") filed with the Secretary of State of the State of Oregon Articles of Amendment to the Company's Restated Articles of Incorporation providing for a one-for-five reverse split, or consolidation, of the Company's authorized and issued and outstanding common stock, effective at the end of the day on May 19, 2011.  A copy of the Articles of Amendment is included as Exhibit 3.1 to this report, and incorporated by reference.

Item 8.01. Other Events.

On May 19, 2011, the Company issued a press release announcing the reverse stock split, effective for trading purposes with the opening of trading on May 20, 2011.  A copy of the press release is included as Exhibit 99.1 to this report.

Trading of the Company's common stock on the NASDAQ Global Select Market on a split-adjusted basis began at the open of trading on May 20, 2011.  The Company's shares continue to trade under the symbol "WCBO," provided the letter "D" will be added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred.  As a result of the reverse stock split, every five (5) shares of the Company's common stock issued and outstanding immediately prior to the effective time was combined and reclassified into one (1) share of common stock and the Company's authorized common stock decreased from 250 million shares to 50 million shares.  The Company will not issue fractional shares of common stock resulting from the reverse split.  Instead, the Company will pay cash in lieu of any resulting fractional share based on a price of $17.55 per share (on a post-split basis), which was the average closing price of West Coast Bancorp common stock on the NASDAQ Global Select Market for the five (5) trading days immediately preceding the effective date, multiplied by five (5) in order to adjust for the effects of the reverse stock split.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:	The following exhibits are filed with this Form 8-K:

3.1	Articles of Amendment to the Restated Articles of Incorporation of West Coast Bancorp

99.1	Press release dated May 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEST COAST BANCORP

Dated: May 20, 2011	By:	/s/ David C. Bouc
David C. Bouc Executive Vice President, General Counsel and Secretary